Exhibit 11.4

CONSENT OF AUSTIN ASSOCIATES, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Rock Branch Community Bank, Inc. (“Rock Branch”), as Appendix III to the proxy statement/offering circular which forms a part of the Offering Statement on Form 1-A of First Sentry Bancshares, Inc. (the “Offering Statement”) relating to the proposed merger of Rock Branch with and into First Sentry Bank, Inc., a wholly-owned subsidiary of First Sentry Bancshares, Inc., and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

AUSTIN ASSOCIATES, LLC

Dated: August 22, 2016

Austin Associates, LLC

7205 W. Central Avenue

Toledo, Ohio 43617